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                                                                     EXHIBIT 4a



                      THE FIRST NATIONAL BANK OF CHICAGO,
                                   AS TRUSTEE




                           -------------------------



                          FIRST SUPPLEMENTAL INDENTURE

                            DATED AS OF MAY 20, 1999

                                       TO

                                   INDENTURE

                          DATED AS OF JANUARY 15, 1993


                           -------------------------


                              WHITMAN CORPORATION



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         THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is made and dated as of May 20, 1999 by and between Whitman Corporation, a Delaware corporation formerly known as Heartland Territories Holdings, Inc. ("New Whitman"), and The First National Bank of Chicago, a national banking association organized and existing under the laws of the United States (the "Trustee"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

         WHEREAS, Whitman Corporation, a corporation organized and existing under the laws of the State of Delaware, ("Old Whitman") and Trustee entered into an Indenture dated as of January 15, 1993, pursuant to which Old Whitman issued debt securities in the form of unsecured notes (the "Securities");

         WHEREAS, pursuant to an Amended and Restated Contribution and Merger Agreement dated as of March 18, 1999 among Old Whitman, PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), and Heartland Territories Holdings, Inc., a Delaware corporation and wholly owned subsidiary of PepsiCo ("Heartland"), Old Whitman has been merged (the "Merger") with and into Heartland, with Heartland surviving as New Whitman, and New Whitman has assumed various liabilities and obligations of Old Whitman, including those under the Indenture and with respect to the Securities;

         WHEREAS, in connection with the Merger and in accordance with Section 10.01(a) of the Indenture, the parties desire to enter into this Supplemental Indenture, without the consent of the holders of the outstanding Securities, in order to evidence the succession under the Indenture of New Whitman to Old Whitman and the assumption by New Whitman of the covenants, agreements and obligations of Old Whitman contained in the Indenture;

         WHEREAS, Old Whitman has delivered to the Trustee the Certified Board Resolution and Opinion of Counsel required by Sections 10.01 and 11.03 of the Indenture.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, New Whitman and the Trustee agree as follows:

         1. Assumption of Obligations. In accordance with Section 11.01 of the Indenture, New Whitman hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by Old Whitman.

         2. Succession. In accordance with Section 11.02 of the Indenture, New Whitman hereby succeeds to and is substituted for Old Whitman, with the same effect as if New Whitman were a party to the Indenture.

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         3. Effect of Supplemental Indenture. In accordance with Section 10.03 of the Indenture, the Indenture is hereby deemed to be modified and amended by this Supplemental Indenture with respect to the Securities and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, Old Whitman and the Holders of Securities shall be determined, exercised and enforced under the Indenture, as supplemented by this Supplemental Indenture, and all the terms and conditions of this Supplemental Indenture shall be and are hereby deemed to be part of the terms and conditions of the Indenture for any and all purposes. As supplemented by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. From and after the date of this Supplemental Indenture, all references in the Indenture to this "Indenture" shall refer to the Indenture as supplemented hereby.

         4. Notation of Changes. In accordance with Section 10.04 of the Indenture, Securities authenticated and delivered after the execution of this Supplemental Indenture in exchange for or in lieu of any Securities outstanding shall, if required by the Trustee, bear a legend as follows:

            "Pursuant to a First Supplemental Indenture dated as of May 20, 1999 (the "Supplemental Indenture") between Whitman Corporation, a Delaware corporation formerly known as Heartland Territories Holdings, Inc. ("New Whitman"), and the Trustee, New Whitman has expressly assumed all the obligations under this Security and of the Indenture expressed therein to be performed by Whitman Corporation, a Delaware corporation which corporation merged into New Whitman on May 20, 1999. Copies of the Supplemental Indenture are on file with the Trustee."

         5. Acceptance by Trustee. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to perform the Indenture as supplemented hereby, but only upon the terms and conditions set forth in the Indenture.

         6. Governing Law. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of Illinois, and for all purposes shall be governed by and construed in accordance with the laws of such State.

         7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

         8. Notices. Any required notices or demands under the Indenture shall be delivered or sent to New Whitman at the address set forth in Section 14.03 of the Indenture.

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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                        WHITMAN CORPORATION


                                        By: /s/ William B. Moore
                                            ------------------------------------
                                            Name: William B. Moore
                                            Title: Senior Vice President

Attest:


/s/ Olga Iszczuk
-----------------------------
Asst. Secretary


[CORPORATE SEAL]


                                        THE FIRST NATIONAL BANK OF CHICAGO,
                                        AS TRUSTEE


                                        By: /s/ Janice Ott Rotunno
                                            ------------------------------------
                                            Name: Janice Ott Rotunno
                                            Title: Vice President


Attest:



/s/ Sandy Caruba
-----------------------------
Secretary

[CORPORATE SEAL]